EXHIBIT D-2


                                STATE OF ILLINOIS

                          ILLINOIS COMMERCE COMMISSION


------------------------------------

IN RE:

INTERSTATE POWER COMPANY                     DOCKET NO. 00-
INTERSTATE POWER AND LIGHT COMPANY                         -------

JOINT APPLICATION FOR APPROVAL
OF MERGER AND REORGANIZATION

------------------------------------


                                JOINT APPLICATION
                                       FOR
                               APPROVAL OF MERGER
                               AND REORGANIZATION
                               ------------------

Leslie P. Recht
Defrees & Fiske
200 South Michigan Avenue
Suite 1100
Chicago, Illinois 60604

Kent M. Ragsdale
Managing Attorney
Alliant Energy Corporate Services Inc.
200 First Street S.E.
P. 0. Box 351
Cedar Rapids, Iowa 52406

Attorneys for Interstate Power Company


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TABLE OF CONTENTS                                                          PAGE
-----------------                                                          ----

I.   EXECUTIVE SUMMARY

     A.   Organization of this Application

     B.   Summary of the Merger

     C.   Benefits of the Merger

II.  THE MERGER AND REORGANIZATION ARE CONSISTENT WITH
     THE REQUIREMENTS OF SECTIONS 7-102 AND 7-204

     A. Introduction: An overview of the regulatory standards of Sections 7-102 and 7-204

     B. Facts supporting the Commission findings required by Section 7-204

III. REQUIREMENTS UNDER SECTION 7-204A FOR APPLICATION FOR
     APPROVAL OF REORGANIZATION

     A. Names and corporate relationships of all companies which are affiliated interests of the public utility on the date the public utility applies for reorganization and the name of any parent or subsidiary corporation of the public utility.
          (Section 7-204A(a)(l))

     B.   A description of how the public utility
          plans to reorganize. (Section 7-204A(a)(2))

     C. Copies of the organizational documents associated with the reorganization, including articles of incorporation or amendments to the articles of incorporation of all companies including the public utility and any affiliated interest.
          (Section 7-204A(a)(2)(i))

     D. Copies of any filings, including securities filings, related to the reorganization made with any agency of the state of Illinois or the federal government.
          (Section 7-204A(a)(2)(ii))


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TABLE OF CONTENTS                                                          PAGE
-----------------                                                          ----

     E.   The costs and fees attributable to the
          reorganization. (Section 7-204A(a)(3))

     F. The method by which management, personnel, property, income, losses, costs and expenses will be allocated between the public utility and any affiliated interest.
          (Section 7-204A(a)(4))

     G. A copy of any proposed agreement between the public utility and any person with which it will be an affiliated interest at the time of the application for reorganization. (Section
          7-204A(a)(5))

     H. An identification of all public utility assets or information in existence, such as customer lists, which the applicant plans to transfer to or permit an affiliated interest to use, which identification shall include a description of the proposed terms and conditions under which the assets or information will be transferred or used. (Section 7-204A(a)(6))

     I. A copy of a forecast showing the capital requirements of the public utility at the time of the proposed reorganization. (Section 7-204A(a)(7))

     J. No public utility may permit the use of any public utility employee's services by any affiliated interest except by contract or arrangement. No public utility may sell, lease, transfer to or exchange with any affiliated interest any property except by contract or arrangement. (Section 7-204A(b))

IV.  APPLICANTS' RELATIONSHIPS WITH ITS PROPOSED
     AFFILIATED INTERESTS WILL BE CONSISTENT WITH THE
     PROVISIONS OF THE ACT

     A.   Overview of corporate structure


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TABLE OF CONTENTS                                                          PAGE
-----------------                                                          ----

     B. Transactions involving affiliated interests necessary to effect the merger and reorganization which require Commission approval pursuant to Sections 7-101(3), 7-102(f) and (g), and 7-204A(b)

     C. Transactions of Applicants with affiliated interests exempt from Commission approval pursuant to Sections 7-101(4) and 83 Ill.
          Adm. Code ss. 310.60.

V.   ADDITIONAL APPROVALS REQUESTED IN THE EVENT THE
     ALTERNATIVE STRUCTURE IS UTILIZED

     A. IP&L will maintain separate accounts for non-public utility business as required by
          Section 7-206

     B. Request of IP&L pursuant to Section 7-102(f) to assume the obligations of IPC

     C. Request of IP&L for approval of capitalization pursuant to Section 6-103

     D.   Request for discontinuance of service under
          Section 8-508 transfer of Certificates of Public
          Convenience and Necessity issued pursuant to
          Section 8-406(b) to IP&L

     E. The transfer and assignment of rights by the Commission pursuant to Section 7-201 is Appropriate

     F.   Issuance of Common and Preferred Stock

     G.   No annual payments are due pursuant to Section 7-202

     H. IP&L will maintain an Illinois office as required by Section 5-106 and 83 Ill. Adm.
          Code ss.250.10

     I. IP&L will designate an agent within Illinois and file the name and address of its chief executive officer as required by 83 Ill. Adm.
          Code ss.215.10


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TABLE OF CONTENTS                                                          PAGE
-----------------                                                          ----

     J. Request pursuant to 83 Ill. Adm. Code ss.250.20 and 250.40 for authority to maintain records outside of Illinois

     K. Request pursuant to 83 Ill. Adm. Code ss.410.30 for waiver of the provisions of 83 Ill. Adm.
          Code ss.410.110 relating to location of records pertaining to standards of service for electric service

     L. Request pursuant to 83 Ill. Adm. Code ss.500.30 for waiver of the provisions of 83 Ill. Adm.
          Code ss.500.110 relating to location of records pertaining to standards of service for gas service

     M.   IP&L will adopt tariffs in accordance with
          Section 9-102

     N. IP&L requests approval to assume miscellaneous rights and duties of IPC

VI.  CONCLUSION


ATTACHMENT     A  (Affiliate statement)
ATTACHMENT     B  (Articles of Incorporation)
ATTACHMENT     C  (Merger Agreement)
ATTACHMENT     D  (FERC Filing)

                                STATE OF ILLINOIS

                          ILLINOIS COMMERCE COMMISSION


------------------------------------

IN RE:

INTERSTATE POWER COMPANY                     DOCKET NO. 00-
INTERSTATE POWER AND LIGHT COMPANY                         ---------

JOINT APPLICATION FOR APPROVAL
OF MERGER AND REORGANIZATION

------------------------------------


                        JOINT APPLICATION FOR APPROVAL OF
                            MERGER AND REORGANIZATION
                            -------------------------

     Interstate Power Company ("IPC"), a Delaware corporation, is a public utility subject to the Illinois Public Utilities Act, 220 ILCS 101, et seq. (the
                                                                    -- ---
"Act"). It is proposed that IPC merge all of its jurisdictional facilities with IES Utilities Inc. ("IES"), an Iowa corporation. Under the terms of the Agreement and Plan of Merger entered into as of March 15, 2000, IPC will merge into IES. The surviving corporation will be renamed as Interstate Power and Light Company ("IP&L"). After the merger IP&L will provide electric and gas utility service to the public in Illinois. IPC and IP&L shall be jointly referred to as "Applicants."

     Applicants submit this Application pursuant to Sections 7-102, 7-204, and 7-204A of the Act, 220-5/7-102, 5/7-204, and 5/7-204A. In support of this
Application, Applicants state:


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


I.   EXECUTIVE SUMMARY

     A.   ORGANIZATION OF THIS APPLICATION

     This Application includes the supporting pre-filed Direct Testimony of Messrs. Doyle, Jablonka and Bacalao, with Exhibits, relating to their Testimony.

     B.   SUMMARY OF THE MERGER

     IPC and IES are both operating as public utilities and are both wholly owned subsidiaries of Alliant Energy Corporation ("Alliant Energy"), a registered public utility holding company. Both utilities provide retail natural gas services and electrical services on a retail and wholesale basis. Alliant Energy was formed on April 21, 1998 as a result of the merger between WPL Holdings, Inc. ("Holdings"), IES Industries Inc. ("Industries") and IPC. Alliant Energy is a registered public utility holding company and is regulated by the Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act of 1935, as amended.

     Alliant Energy's public utility subsidiaries are Wisconsin Power and Light Company ("WPL"), IES, IPC and South Beloit, Water, Gas and Electric Company ("SBWGE"). Together these companies provide public utility service to approximately 908,000 electric and 388,000 retail gas customers in parts of Wisconsin, Iowa, Minnesota and Illinois. In addition, WP&L provides water service to approximately 35,000 customers in Wisconsin and Illinois. Alliant Energy's direct non-utility subsidiaries include Alliant Energy Corporate Services, Inc. ("Services"), a subsidiary service company, and Alliant Energy


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


Resources, Inc., which serves as the holding company for substantially all of Alliant Energy's investments in non-utility subsidiaries.

     On November 10, 1995, Holdings, a holding company incorporated under the laws of the State of Wisconsin, Industries, a holding company incorporated under the laws of the State of Iowa; and Applicant IPC, entered into an Agreement and Plan of Merger. After the effective date of the Merger, the name of Holdings was changed to Interstate Energy Corporation ("IEC"). At its 1999 annual meeting IEC changed its name to Alliant Energy Corporation.

     Under the terms of the Alliant Energy Merger Agreement, Applicant IPC, IES, a wholly-owned subsidiary of Industries operating as an electric and gas public utility in Iowa; and WPL, a wholly-owned subsidiary of Holdings operating as an electric and gas public utility in Wisconsin became wholly-owned subsidiaries of IEC. SBWGE Company remained a wholly owned subsidiary of WPL. While SBWGE is a public utility subject to the Commission's jurisdiction, it is not a party to this Application.

     Under the terms of the Alliant Energy Merger, Alliant Energy has been able to consolidate certain corporate and administrative functions of Holdings, Industries and IPC, thereby eliminating duplicative positions, reducing other non-labor corporate and administrative expenses and limiting or avoiding duplicative expenditures for administrative and information systems. Other significant cost savings have included reduced corporate and administrative programs, reduced electric production costs, non-fuel purchasing economies, lower gas supply costs, and other avoided or reduced operation and maintenance


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


costs, such as the deferral of costs associated with adding new generating capacity. The Illinois public utility functions and operations of IPC have continued to be owned and operated by Applicant subject to the Illinois Commerce Commission's ("ICC") jurisdiction.

     The Commission approved the Alliant Energy merger on May 9, 1997, in Interstate Power Company and South Beloit Water, Gas & Electric Company, Docket
-----------------------------------------------------------------------
No. 96-0122. As a part of its findings that the Alliant Energy merger was in the public interest, the Commission found that:

          "The evidence establishes the combination of Holdings, Industries and IPC will enable Interstate Energy companies to serve their customers more economically and efficiently in what is becoming an increasingly competitive electric utility industry. Applicants have established that the proposed merger will allow integration of many corporate and administrative functions, and achieve savings through electric system interconnection, joint dispatch, and joint purchasing, among other advantages. (p. 16)

     The Commission's Order also recognized that many of the corporate and administrative functions would be provided by a service company affiliate; i.e. Alliant Energy Corporate Services. The Commission noted that:

          "The proposed reorganization will not result in the unjustified subsidization of non-utility activities by the utility or its customers. Applicants have agreed to all conditions proposed by Staff to resolve Staff's concern that unjustified subsidization or "cross-subsidization" of affiliates of the utilities may occur in the future. Applicants have done so upon WPLH's assurance to them that they will have possession or control of all contracts, books, and records of their affiliates who are parties to a contract with Services, at least to the extent of providing Staff with access thereto on a confidential basis." (p.17)


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


     Also by its Order of May 9, 1997, in Docket No. 96-0122, the Commission approved Service Company Agreements for Alliant Energy. Those agreements have been amended and the Commission approved those amendments in Docket Nos. 98-0011 and 99-0680.

     During the Alliant Energy merger process, IPC, IES and WPL jointly filed with the Federal Energy Regulatory Commission ("FERC") in Docket No. ER96-2560-000 a related System Coordination and Operating Agreement ("SCOA") to govern on a single system basis the coordinated operations and joint planning of Applicants' electric generation and transmission facilities, including joint dispatch and resource acquisition.

     The SCOA establishes procedures to be followed by the Applicants which result in Alliant Energy combined generation being centrally dispatched, subject to operational and reliability constraints. Production costs are to be allocated under the SCOA such that cost sharing occurs only when it is more economical for a given operating utility to purchase pool energy from the production facilities of one of the associate companies, or from the wholesale market, and is therefore subject to FERC jurisdiction.

     In order to implement the SCOA, the Applicants' subsidiary service company, Services, acts as agent for the operating companies to conduct joint dispatch of their generating resources and to operate the transmission facilities as a single integrated system pursuant to open access transmission tariffs.

     This Commission approved the SCOA in its merger order dated May 9, 1997. The Commission found that Applicants' SCOA, as filed with the FERC met the requirements of the Public Utilities Act Section 7-204(a), (b) and (c).

     The Commission found that Applicants will remain subject to all laws, regulations, rules, decisions and policies which are now applicable to and govern, their regulation as Illinois public utilities. The Commission went on to say that as a result of the merger and reorganization, Applicants will also be subject to regulation by the FERC with respect to the SCOA applicable to the electric system interconnection.

     On January 15, 1997, the FERC issued a hearing order in Docket No. ER96-2560-000 and determined that the SCOA had not been shown to be just and reasonable and therefore made the SCOA effective on the date of the consummation of the merger, made suggested changes with respect to the SCOA, and set the matter for hearing.

     On July 3, 1997 the presiding judge issued his Initial Decision in Docket No. ER96-2560-000 and found the merger to be consistent with the public interest under section 203 of the FPA and approved the merger and the amended SCOA. The presiding judge's decision regarding the SCOA was adopted by FERC in its November 12, 1997 Order in the consolidated merger docket (Docket No. EC96-13-000, et. al.).

     Under the terms of the Agreement and Plan of Merger entered into between the Applicants as of March 15, 2000, IPC will merge into IES. The surviving corporation will be renamed as Interstate Power and Light Company upon the


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


consummation of the merger, at which time all of the shares of common stock of IPC and IES, wholly owned by Alliant Energy, will be cancelled. A copy of the Merger Agreement is marked as Exhibit H to the Application before the Federal Energy Regulatory Commission ("FERC"), which is Attachment B. This Application seeks approval of the Merger pursuant to Sections 7-120, 7-204 and 7-204A of the Act.

     Applicants propose that IPC abandon its public utility business on the effective date of the merger and that IP&L, the surviving corporation, carry on all public utility service currently provided by IPC in Illinois.

     In order to accomplish this transaction, Applicants request the Commission to cancel the Certificates of Public Convenience and necessity previously issued to IPC as of the effective date of the merger and to issue to IP&L, as the surviving corporation, the Certificates of Public Convenience and Necessity currently in effect for IPC.

     The SCOA agreement and the costs allocated to the Alliant Energy utilities will not change as a result of the IPC/IES merger. It is IPC's intention that all generation-related costs that are allocated to IPC under the SCOA will not change as a result of the IPC/IES merger. Consequently IPC's Illinois customers receiving bundled service will not experience any rate changes solely due to the IPC/IES merger. Fuel costs allocated to IPC under the SCOA and charged to IPC's Illinois customers under the Illinois fuel clause will not change as a result of the IPC/IES merger. It is also IPC's expectations that the current Services agreement that has been approved by the Commission will continue without any change due to the IPC/IES merger except that after the merger IP&L will be allocated IES's and IPC's share of Services' costs.

     C.   BENEFITS OF THE MERGER

     Applicants believe that the Merger offers the following significant benefits to each company and its respective stockholders, employees and customers:

     o Maintenance of Competitive Rates -- IP&L will be more effective in meeting the challenges of the increasingly competitive environment in the utility industry than IES or IPC standing alone. The Merger will create the opportunity for financial and operational benefits for customers in the form of more competitive rates over the long term and offers shareholders greater financial strength and financial flexibility.

     o Integration of Corporate and Administrative Functions -- IP&L will be able to consolidate certain administrative functions of IES and IPC, thereby reducing non-labor corporate and administrative expenses. In addition, some savings in areas such as regulatory costs, legal, audit and consulting fees are expected to be realized.

     The Applicant believes that synergies from the Merger will generate cost savings which would not be available absent the Merger. Although there can be no assurances that such results will be achieved, preliminary estimates by the Applicants' management indicate that the Merger could result in potential net cost savings (that is, after taking into account the costs incurred to achieve such savings) of approximately $4.3 million during the ten-year period following the merger.

     As demonstrated by this Application and the attached Testimony, Exhibits, Schedules and Workpapers, the proposed reorganization meets the five criteria set forth in Section 7-204 for findings of fact to enable the Commission to conclude that the reorganization will not adversely affect IP&L's ability to perform its duties under the Act. In fact, the Testimony will demonstrate that the current Illinois ratepayers of IPC will be benefited by the proposed reorganization.

II. THE MERGER AND REORGANIZATION ARE CONSISTENT WITH THE REQUIREMENTS OF SECTIONS 7-102 AND 7-204 OF THE ACT

     A. INTRODUCTION: AN OVERVIEW OF THE REGULATORY STANDARDS OF SECTIONS 7-102 AND 7-204

     The standard for approval of a merger under Section 7-102 is a finding by the Commission that the application "should reasonably be granted, and that the pubic will be convenienced thereby." The Commission has the discretion under
Section 7-102 to arrive at this finding without the necessity of a hearing and should set the application for hearing only if it deems a hearing to be necessary. In addition, the Commission may attach such conditions to the order approving the merger as it "may deem proper and as the circumstances may require" and "impose such conditions as will protect the interest of minority and preferred stockholders."

     Section 7-204 requires the Commission's approval of any reorganization. The term "reorganization" is defined as "any transaction which, regardless of the means by which it is accomplished, results in a change of a majority of the voting capital stock of an Illinois public utility; or the ownership or control of any entity which owns or controls a majority of the voting capital stock of a public utility." Section 7-204 further provides that the "Commission shall not approve any proposed reorganization if the Commission finds, after notice and hearing, that the reorganization will adversely affect the utility's ability to perform its duties under this Act." Conversely stated, the Commission should approve the transaction if there is no adverse effect on the utility's ability to perform its duties under the Act. Furthermore, to protect the interests of the public utility and its customers, the Commission, in approving the proposed reorganization, may impose such terms, conditions or requirements as are necessary. In reviewing any proposed reorganization, the Commission is required by Section 7-204 to find that:

     1. the proposed reorganization will not diminish the utility's ability to provide adequate, reliable, efficient, safe and least-cost public utility service;

     2. the proposed reorganization will not result in the unjustified subsidization of non-utility activities by the utility or its customers;

     3. costs and facilities are fairly and reasonably allocated between utility and non-utility activities in such a manner that the Commission may identify those costs and facilities which are properly included by the utility for ratemaking purposes;

     4. the proposed reorganization will not significantly impair the utility's ability to raise necessary capital on reasonable terms or to maintain a reasonable capital structure;

     5. the utility will remain subject to all applicable laws, regulations, rules, decisions and policies governing the regulation of Illinois public utilities; and

     6. the proposed reorganization is not likely to have a significant adverse effect on competition in those markets over which the Commission has jurisdiction; and


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


     7. the proposed reorganization is not likely to result in any adverse rate impacts on retail customers.

     B.   FACTS SUPPORTING THE COMMISSION FINDINGS REQUIRED BY SECTION 7-204

     1. The proposed reorganization will not diminish the utility's ability to provide adequate, reliable, efficient, safe and least-cost public service. (Section 7-204(a))

               Refer to the Testimony of Mr. Doyle

     2. The proposed reorganization will not result in the unjustified subsidization of non-utility activities by the utility or its customers. (Section 7-204(b))

               Refer to the Testimony of Mr. Doyle

     3. Costs and facilities are fairly and reasonably allocated between utility and non-utility activities in such a manner that the Commission may identify those costs and facilities which are properly included by the utility for ratemaking purposes. (Section 7-204(c))

               Refer to the Testimony of Mr. Doyle

     4. The proposed reorganization will not significantly impair the utility's ability to raise necessary capital on reasonable terms or to maintain a reasonable capital structure. (Section 7-204(d))

               Refer to the Testimony of Mr. Bacalao

     5. The utility will remain subject to all applicable laws, regulations, rules, decisions and policies governing the regulation of Illinois public utilities (Section 7-204(e))

               Refer to the Testimony of Mr. Doyle

     6. the proposed reorganization is not likely to have a significant adverse effect on competition in those markets over which the Commission has jurisdiction; and

               Refer to the Testimony of Mr. Doyle

     7. the proposed reorganization is not likely to result in any adverse rate impacts on retail customers.


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


               Refer to the Testimony of Mr. Doyle

III. REQUIREMENTS UNDER SECTION 7-204A FOR APPLICATION FOR APPROVAL OF REORGANIZATION

     A. NAMES AND CORPORATE RELATIONSHIPS OF ALL COMPANIES WHICH ARE AFFILIATED INTERESTS OF THE PUBLIC UTILITY ON THE DATE THE PUBLIC UTILITY APPLIES FOR REORGANIZATION AND THE NAME OF ANY PARENT OR SUBSIDIARY CORPORATION OF THE PUBLIC UTILITY. (SECTION 7-204A(A)(1))

          Refer to the Testimony of Mr. Doyle

     B. A DESCRIPTION OF HOW THE PUBLIC UTILITY PLANS TO REORGANIZE. (SECTION 7-204A(A)(2))

          Refer to the Testimony of Mr. Doyle

     C. COPIES OF THE ORGANIZATIONAL DOCUMENTS ASSOCIATED WITH THE REORGANIZATION, INCLUDING ARTICLES OF INCORPORATION OR AMENDMENTS TO THE ARTICLES OF INCORPORATION OF ALL COMPANIES INCLUDING THE PUBLIC UTILITY AND ANY AFFILIATED INTEREST. (SECTION 7-204A(A)(2)(I))

          Refer to Attachment B and Attachment C.

     D. COPIES OF ANY FILINGS, INCLUDING SECURITIES FILINGS, RELATED TO THE REORGANIZATION MADE WITH ANY AGENCY OF THE STATE OF ILLINOIS OR THE FEDERAL GOVERNMENT. (SECTION 7-204A(A)(2)(II))

          Applicants will also file with the Commission a copy of each future filing with any agency of the state of Illinois or the federal government which they may make in regard to the proposed merger and reorganization. Applicants anticipate the following filings have been or will be made: (i) Joint Application for Authorization and Approval of Merger filed with the FERC pursuant to Section 203 of the Federal Power Act ("FPA") (Attachment

     D); (ii) filings with the Securities Exchange Commission. Copies of these filings will be provided to the Commission concurrently with making the filing or immediately thereafter.

     E. THE COSTS AND FEES ATTRIBUTABLE TO THE REORGANIZATION. (SECTION 7-204A(A)(3))

          Refer to Testimony of Mr. Doyle

     F. THE METHOD BY WHICH MANAGEMENT, PERSONNEL, PROPERTY, INCOME, LOSSES, COSTS AND EXPENSES WILL BE ALLOCATED BETWEEN THE PUBLIC UTILITY AND ANY AFFILIATED INTEREST. (SECTION 7-204A(A)(4))

          Refer to Testimony of Mr. Doyle

     G. A COPY OF ANY PROPOSED AGREEMENT BETWEEN THE PUBLIC UTILITY AND ANY PERSON WITH WHICH IT WILL BE AN AFFILIATED INTEREST AT THE TIME OF THE APPLICATION FOR REORGANIZATION. (SECTION 7-204A(A)(5))

          Refer to Testimony of Mr. Doyle

     H. AN IDENTIFICATION OF ALL PUBLIC UTILITY ASSETS OR INFORMATION IN EXISTENCE, SUCH AS CUSTOMER LISTS, WHICH THE APPLICANT PLANS TO TRANSFER TO OR PERMIT AN AFFILIATED INTEREST TO USE, WHICH IDENTIFICATION SHALL INCLUDE A DESCRIPTION OF THE PROPOSED TERMS AND CONDITIONS UNDER WHICH THE ASSETS OR INFORMATION WILL BE TRANSFERRED OR USED. (SECTION 7-204A(A)(6))

          Refer to Testimony of Mr. Doyle

     I. A COPY OF A FORECAST SHOWING THE CAPITAL REQUIREMENTS OF THE PUBLIC UTILITY AT THE TIME OF THE PROPOSED REORGANIZATION. (SECTION 7-204A(A)(7))

          Refer to Testimony of Mr. Bacalao

     J. NO PUBLIC UTILITY MAY PERMIT THE USE OF ANY PUBLIC UTILITY EMPLOYEE'S SERVICES BY ANY AFFILIATED INTEREST EXCEPT BY CONTRACT OR ARRANGEMENT. NO PUBLIC UTILITY MAY SELL, LEASE, TRANSFER TO OR EXCHANGE WITH ANY AFFILIATED INTEREST ANY PROPERTY EXCEPT BY CONTRACT OR ARRANGEMENT. (SECTION 7-204A(B))


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


          Refer to Testimony of Mr. Doyle

IV. APPLICANTS' RELATIONSHIPS WITH ITS PROPOSED AFFILIATED INTERESTS WILL BE CONSISTENT WITH THE PROVISIONS OF THE ACT

     A.   OVERVIEW OF CORPORATE STRUCTURE

          Following the combination, Alliant Energy will remain the holding company of WPL and IP&L and will remain a registered public utility holding company under PUHCA. The Merger Agreement provides for: (a) the merger of IPC with and into IES, pursuant to which each outstanding share of common stock, par value $3.50 per share, of IPC and IES will be cancelled, (b) an identical number of shares of common stock shall be issued to Alliant Energy by IP&L upon the consummation of the merger; (c) each outstanding share of preferred stock, par value $50 per share, of IPC and IES ("IPC and IES Preferred Stock") (other than shares held by IPC or IES preferred stockholders who perfect dissenters' rights under applicable state law ("IPC and IES Dissenting Shares")) will remain outstanding and will be converted into IP&L preferred stock.

     B. TRANSACTIONS INVOLVING AFFILIATED INTERESTS NECESSARY TO EFFECT THE MERGER AND REORGANIZATION WHICH REQUIRE COMMISSION APPROVAL PURSUANT TO SECTIONS 7-101(3), 7-102(F) AND (G), AND 7-204A(B)

          Section 7-101(3), in relevant part, states:

               No management, construction, engineering, supply, financial or similar contract and no contract or arrangement for the purchase, sale, lease or exchange of any property or for the furnishing of any service, property or thing, hereafter made with any affiliated interest, . . . shall be effective unless it has first been filed with and consented to by the Commission.

          In addition, Subsections (f) and (g) of Section 7-102 state:


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


               Unless the consent and approval of the Commission is first obtained or unless such approval is waived by the Commission in accordance with the provisions of this Section:

               (f) No public utility may in any manner, directly or indirectly, guarantee the performance of any contract or other obligation of any other person, firm or corporation whatsoever,

               (g) No public utility may use, appropriate, or divert any of its moneys, property or other resources in or to any business or enterprise which is not, prior to such use, appropriation or diversion essentially and directly connected with or a proper and necessary department or division of the business of such public utility.

          And, Section 7-204A(b) states:

               No public utility may permit the use of any public utility employee's services by any affiliated interest except by contract or arrangement. No public utility may sell, lease, transfer to or exchange with any affiliated interest any property except by contract or arrangement. The contract or arrangement herein is subject to Commission review at the discretion of the Commission, in the same manner as it may review any other public utility and its affiliated interest

     Applicant believes that by requesting the Commission to approve the Merger and to authorize the transactions contemplated thereby, it has placed before the Commission all transactions requiring Commission approval and not otherwise exempt from Commission approval pursuant to 83 Ill. Adm. Code ss. 310.60 and that further requests for Commission approval are unnecessary. However, to the extent the Commission may deem any or all of such proposed transactions involving affiliated interests of Applicant to require specific approval pursuant to Sections 7-101(3), 7-102(f) and (g), and 7-204A(b), and Applicant requests the Commission to issue an order approving such transactions.

     D. TRANSACTIONS OF APPLICANTS WITH AFFILIATED INTERESTS EXEMPT FROM COMMISSION APPROVAL PURSUANT TO SECTIONS 7-101(4) AND 83 ILL. ADM. CODE SS. 310.60

     Section 7-101(4) provides that the Commission may promulgate a rule to waive the filing and necessity for approval of contracts and arrangements with affiliated interests as described in Section 7-101(3). In accordance with this statutory authority, the Commission has issued 83 Ill. Adm. Code ss. 310.60, which waives the filing and necessity of approval of contracts or arrangements made in the ordinary course of business for the employment of officers or employees, and contracts or arrangements with other affiliated interests made in the ordinary course of business for the purchase of services, supplies, or other personal property at prices not exceeding the standard or prevailing market prices, or at prices or rates fixed pursuant to law.

     The Testimony of Mr. Doyle identifies other transactions and agreements which IP&L anticipates engaging with affiliated interests. Applicants believe the transactions with affiliated interests constitute "contracts or arrangements made in the ordinary course of business for the purchase of services, supplies, or other personal property at prices not exceeding the standard or prevailing market prices, or at prices or rates fixed pursuant to law" and, to the extent that the contracts are with parties not subject to the Commission's jurisdiction; therefore, Applicants are not required by 83 Ill. Adm. Code ss.
310.60 to obtain the approval of the Commission for these agreements and transactions. If the Commission believes approval is not waived by 83 Ill. Adm. Code ss. 310.60, Applicants request the Commission to approve such transactions and agreements.

V.   ADDITIONAL APPROVALS REQUESTED

     A. IP&L WILL MAINTAIN SEPARATE ACCOUNTS FOR NON-PUBLIC UTILITY BUSINESS AS REQUIRED BY SECTION 7-206

     Pursuant to Section 7-206, the Commission may require a public utility to maintain separate accounts for its non-public utility business. As discussed in the Testimony of Mr. Doyle, IP&L will maintain such separate accounts.

     B. REQUEST OF IP&L PURSUANT TO SECTION 7-102(F) TO ASSUME THE OBLIGATIONS OF IPC

     Section 7-102(f) provides that a public utility may not in any manner, directly or indirectly, guarantee the performance of any contract or other obligation of any other person, firm or corporation without the consent and approval of the Commission or a waiver of such approval. Except as otherwise provided in this Application and the Testimonies and Exhibits, IP&L will assume all of the liabilities, including current liabilities, non-current liabilities, deferred income taxes, long-term debt, contingent liabilities and unknown liabilities of IPC upon effectuation of the Merger. IP&L requests the consent and approval of the Commission to assume such liabilities.

     C.   REQUEST OF IP&L FOR APPROVAL OF CAPITALIZATION PURSUANT TO SECTION
          6-103

     Section 6-103 provides that the capitalization of a public utility formed by a merger of two or more corporations shall be subject to the approval of the Commission and that, in any reorganization of a public utility, the amount of capitalization, including all stocks and stock certificates and bonds, notes and other evidences of indebtedness, shall be as authorized by the Commission. The capital structure and forecasted capital requirements of IP&L at the time of effectuation of the merger and reorganization are discussed by Mr. Bacalao in his Testimony and Exhibits. In addition, Mr. Bacalao, in his Testimony discusses IP&L's ability to attract capital through its parent, Alliant Energy. Mr. Bacalao also discusses depreciated original cost of IP&L's utility on a pro
                                                                        ---
forma basis and shows that the pro forma utility-only capitalization of IP&L
-----                          --- -----
will not exceed the fair value of IP&L's utility property. IP&L requests the Commission to approve the capitalization of IP&L, as shown therein.

     D. REQUEST FOR DISCONTINUANCE OF SERVICE UNDER SECTION 8-508 AND FOR TRANSFER OF CERTIFICATES OF PUBLIC CONVENIENCE AND NECESSITY ISSUED PURSUANT TO SECTION 8-406(B) TO IP&L

     As described in this Application and the Testimony and Exhibits, upon consummation of the merger all of IPC's utility operations and assets will be transferred to IP&L, and IP&L, as a public utility subject to the provisions of the Act, proposes to provide electric and gas service to the customers in Illinois who received such services from IPC immediately prior to the consummation of the merger. At such time, IP&L proposes to commence providing service to those customers subject to the same rates, terms and conditions as provided by IPC until such rates, terms and conditions are changed by IP&L in accordance with the Act. As discussed by Mr. Doyle in his Testimony, the Illinois customers of IP&L will continue to receive adequate, reliable, efficient, safe and least-cost public utility service after the merger.

     Section 8-406(b) requires a public utility to obtain a certificate of public convenience and necessity from the Commission prior to beginning the construction of certain new plants, equipment, property or facilities. In addition, the second paragraph of Section 8-406(e) provides that any authorization or order granted to a public utility by the Commission under the Electric Supplier Act, 220 LCS 30/l, et seq., shall be deemed to be a certificate of public convenience and necessity issued pursuant to Section 8-406.

     IPC holds numerous certificates of public convenience and necessity issued pursuant to, or deemed to have been issued pursuant to, Section 8-406. Section 8-508 requires a public utility to obtain the Commission's authorization to discontinue service. Because IPC will cease to exist as a public utility upon effectuation of the merger, it will no longer provide public utility service in Illinois after the merger. Therefore, IPC and IP&L request that the Commission, upon finding that the conditions exist for approval of the merger and reorganization pursuant to Sections 7-102 and 7-204 and authorizing the merger and reorganization pursuant to such Sections, also authorize the general transfer to IP&L of the certificates of public convenience and necessity granted to IPC pursuant to Section 8-406(b) and the second paragraph of Section 8-406(e) without requiring specific identification of each such certificate.

     E.   THE TRANSFER AND ASSIGNMENT OF RIGHTS BY THE COMMISSION PURSUANT TO
          SECTION 7-201 IS APPROPRIATE

     Section 7-201 provides that no franchise, license, permit or right to own, operate, manage or control any public utility, except public utility companies owning or operating a public utility system situated partly in Illinois and partly in an adjoining state or states, shall be granted or transferred to any grantee or transferee other than a corporation duly incorporated under the laws of the state of Illinois. IP&L will be incorporated under the laws of the state of Iowa and, upon consummation of the merger, will own and operate a public utility system which is situated partly in Illinois, partly in the adjoining state of Iowa and partly in Minnesota. Therefore, to the extent that Section 7-201 is applicable, IP&L falls within the scope of the exception of Section 7-201 as a foreign corporation owning or operating a public utility system which is situated partly in Illinois and partly in an adjoining state. Consequently, any franchises, licenses, permits or rights to own, operate, manage or control a public utility system which the Applicants have requested the Commission to grant or transfer to IP&L is appropriate under Section 7-201.

     F.   ISSUANCE OF COMMON AND PREFERRED STOCK

     To effect the merger, IP&L will need to issue common and preferred stock in accordance with the Merger Agreement for the purpose of exchanging shares of common and preferred stock now held by shareholders of IPC and IES for shares of IP&L's common and preferred stock. IP&L will be an Iowa corporation and IP&L's property located in Illinois will be less than 5% of its total property. IPC and IES believe that the Commission has no jurisdiction over the issuance of stock in this situation, but they ask approval for these transactions in order not to delay the financial timetable. Applicants expressly reserve the right in the future to contest the jurisdiction of the Commission over the issuance of such securities. No fees are due pursuant to Section 6-108 for the exchange and the reissue of the IES portion of the shares because IES owns no property in Illinois and Section 6-108 states that the fee shall be paid only on the amount and proportion of any issue which is applicable to Illinois property. No fees are due pursuant to Section 6-108(b)(4) for the exchange of the IPC stock, to be reissued as IP&L stock, because IPC has already paid a fee for the issuance of all of its common and preferred stock which will be exchanged. See ICC orders approving IPC issuances, such as the Order in Docket No. 93-0088, 1993 Ill. PUC Lexis 158, issued April 21, 1993, Docket No. 54814, issued May 2, 1969.

     G.   NO ANNUAL PAYMENTS ARE DUE PURSUANT TO SECTION 7-202

     Section 7-202 of the Act states, in part:

          If a corporation incorporated under the laws of a foreign state shall petition the Commission for authorization to acquire by . . . merger . . . all or substantially all of the franchises, licenses, permits, plants, equipment, business or other property of a public utility incorporated under the laws of Illinois, whose capital stock is subject to assessment under the provisions of the General Revenue Law of Illinois, the Commission shall impose, as a condition to such acquisition, payment annually by such foreign corporation, its successors or assigns, of an amount equal to the amount of taxes legally extended against the assessed valuation of the capital stock of such Illinois public utility in the year immediately preceding the year in which such acquisition occurs. [emphasis added]

          The term "The General Revenue Law of Illinois" is defined by 5 ILCS 70/1.23 as meaning the Revenue Act of 1939, filed May 17, 1939, as amended. A footnote to the statutory codification of this definition indicates that the Revenue Act of 1939 is codified at 35 ILCS 205/1, et seq. When Section 7-202 was enacted by the General Assembly in 1955, the Revenue Act of 1939 contained provisions assessing a tax on the capital stock of Illinois corporations (120 Ill. Rev. Stat. 499 and 559 (1955)). However, these provisions were repealed, effective December 31, 1982. Consequently, the capital stock of IPC is not currently subject to assessment under the provisions of the Revenue Act of 1939, as amended, and therefore, the Commission should find that IP&L is not required to make any annual payments pursuant to Section 7-202.

     H. IP&L WILL MAINTAIN AN ILLINOIS OFFICE AS REQUIRED BY SECTION 5-106 AND 83 ILL. ADM. CODE SS. 250.10

     Section 5-106 and 83 Ill. Adm. Code ss. 250.10 require each public utility subject to the Act to maintain at least one office in an Illinois city, village or incorporated town where property of the public utility is located. The public utility is also required to file the address of the office with the Commission.

     As discussed in the Testimony of Mr. Doyle, upon consummation of the merger and thereafter, IP&L will continue to maintain IPC's offices in Illinois.

     I. IP&L WILL DESIGNATE AN AGENT WITHIN ILLINOIS AND FILE THE NAME AND ADDRESS OF ITS CHIEF EXECUTIVE OFFICER AS REQUIRED BY 83 ILL. ADM. CODE SS. 215.10

     Public utilities subject to the Act are required by 83 Ill. Adm. Code ss.
215.10 to annually designate an agent within the state of Illinois upon whom service of all process, notices and demands may be made in any proceeding before the Commission and to file the designation with the Chief Clerk of the Commission after January 1 and prior to January 31 of each year. Upon consummation of the merger and annually thereafter, IP&L will designate an agent within Illinois as required by, and for the purposes of, 83 Ill. Adm. Code ss. 215.10.

     J. REQUEST PURSUANT TO 83 ILL. ADM. CODE SS. 250.20 AND 250.40 FOR AUTHORITY TO MAINTAIN RECORDS OUTSIDE OF ILLINOIS

     The provisions of 83 Ill Adm. Code ss.250.20 and 250.40 state that the requirements of 83 Ill. Adm Code ss. 250.10 and, by inference, certain of the requirements of Section 5-106, may be waived by the Commission upon proper application and hearing. These requirements obligate a public utility to maintain in its Illinois office designated pursuant to Section 5-106 all books, accounts, papers, records and memoranda as are employed in the public utility's uniform classification of accounts and/or used in connection with its utility business conducted with the state of Illinois.

     IP&L requests the Commission to authorize IP&L to maintain, in the same manner as IPC, the books, accounts, papers, records and memoranda referred to in 83 Ill. Adm. Code ss. 250.10 and Section 5-106 at IP&L's offices located in the state of Iowa. Such records of IP&L will be maintained in Dubuque and/or Cedar Rapids, Iowa. In addition, billing and payment records pertaining to Illinois customers of IP&L will be available in either hard copy or electronic form at the in Dubuque and/or Cedar Rapids, Iowa office as identified by Mr. Doyle in his Testimony. Further, as Mr. Doyle testifies, the original source documents will be made available for Commission examination, at the pertinent location, upon request. IPC and IP&L believe the maintenance of the originals of its books, accounts, papers, records and memoranda as proposed in Mr. Doyle's Testimony is consistent with its obligation to provide its Illinois customers with adequate, reliable, efficient, safe and least-cost public utility service. Furthermore, the Commission, by granting this request to maintain certain documents outside the state of Illinois, will not waive its right under the second paragraph of Section 5-106 to require public utilities to reimburse the

Commission for the reasonable costs and expenses associated with the audit or inspection of any books, accounts, papers, records and memoranda maintained outside the state of Illinois.

     K. REQUEST PURSUANT TO 83 ILL. ADM. CODE SS. 410.30 FOR WAIVER OF THE PROVISIONS OF 83 ILL. ADM. CODE SS. 410.110 RELATING TO LOCATION OF RECORDS PERTAINING TO STANDARDS OF SERVICE FOR ELECTRIC SERVICE

     Each public utility in Illinois is required by 83 Ill. Adm. Code ss.
410.110 to maintain records pertaining to standards of service for electric service within the state of Illinois. However, 83 Ill. Adm. Code ss. 410.30 permits the Commission to exempt a public utility from this requirement.

     As discussed in the Testimony of Mr. Doyle, IP&L proposes to maintain such records at its offices in Dubuque and/or cedar Rapids, Iowa. IP&L believes the maintenance of such records as proposed is consistent with the obligation to provide customers with adequate, reliable, efficient, safe and least-cost public utility service. Furthermore, the Commission, by granting this request to maintain these records outside the state of Illinois, will not waive its right under the second paragraph of Section 5-106 to require public utilities to reimburse the Commission for the reasonable costs and expenses associated with the audit or inspection of the records maintained outside the state of Illinois

     L. REQUEST PURSUANT TO 83 ILL. ADM. CODE SS. 500.30 FOR WAIVER OF THE PROVISIONS OF 83 ILL. ADM. CODE SS. 500.110 RELATING TO LOCATION OF RECORDS PERTAINING TO STANDARDS OF SERVICE FOR GAS SERVICE

     Each public utility in Illinois is required by 83 Ill Adm. Code ss. 500.110 to maintain records pertaining to standards of service for gas service within the state of Illinois. However, 83 Ill. Adm Code ss. 500.30 permits the Commission to exempt a public utility from this requirement.

     As discussed in the Testimony of Mr. Doyle, IP&L proposes to maintain such records at its office in Dubuque and/or Cedar Rapids, Iowa in the same manner as IPC. IP&L believes the maintenance of such records as proposed is consistent with the obligation to provide its customers with adequate, reliable, efficient, safe and least-cost public utility service. Furthermore, the Commission, by granting this request to maintain these records outside the state of Illinois, will not waive its right under the second paragraph of Section 5-106 to require public utilities to reimburse the Commission for the reasonable costs and expenses associated with the audit or inspection of the records maintained outside the state of Illinois.

     M.   IP&L WILL ADOPT TARIFFS IN ACCORDANCE WITH SECTION 9-102

     Section 9-102 requires every public utility to file with the Commission schedules showing all rates, charges, classifications, rules and regulations relating to any product, commodity or service provided by the public utility. As indicated by Mr. Doyle's Testimony, IP&L will adopt for application to its Illinois customers the rates, charges, classifications, rules and regulations relating to electric and gas service provided by IPC (the IPC Tariffs) at the time of the merger. IP&L proposes to accomplish this by adopting and continuing the current IPC Tariffs. These tariffs will continue in effect until changed pursuant to the Act and the rules promulgated thereunder.

     N.   IP&L REQUESTS APPROVAL TO ASSUME MISCELLANEOUS RIGHTS AND DUTIES OF
          IPC

     IPC is subject to all applicable laws, regulations, rules, decisions, and policies covering the regulation of Illinois public utilities, Illinois electric suppliers and Illinois natural gas pipelines. Consequently, IP&L, upon a merger into it by IPC, shall be subject to all such applicable laws, regulations, rules, decisions and policies, and should be substituted as a party to all proceedings pending before the Commission to which IPC is then a party as a matter of law without further action. IPC has a Conservation and Demand Side Management Program in effect in Illinois as approved in former Commission Docket No. 83-0038; IP&L will assume the rights and duties to which IPC is presently subject pursuant to the terms of the Order therein. IPC has been granted a small utility exemption from preparing or filing a least-cost energy plan for electric utilities, pursuant to 83 Ill. Adm. Code 440, et seq., by Order issued in former Commission Docket No. 89-0030; IP&L will continue to fall within the scope of the small utility exemption available pursuant to 83 Ill. Adm. Code 440, et seq. IPC has been granted a small utility exemption from certain reliability record-keeping and reporting requirements applicable to electric utilities serving fewer than 15,000 customers in Illinois, pursuant to 83 Ill. Adm. Code 410 Subpart C (410.410, et seq); IP&L will continue to fall within the scope of that exemption. IPC has an Economic Development Plan in effect in Illinois as approved in former Commission Docket No. 92-0227; IP&L requests the authority to assume the rights and duties to which IPC is presently subject pursuant to the terms of the Orders issued in that docket.

     Therefore, IPC requests that the Commission, upon finding that the conditions exist for approval of the merger and reorganization pursuant to Sections 7-102 and 7-204 of the Act and authorizing the merger and reorganization pursuant to such sections, also authorize the general transfer by IPC to IP&L of the same rights and duties, subject to the same exemptions, qualifications and conditions, to which IPC is then subject and entitled, without requiring further or specific approvals or determinations.

VI.  CONCLUSION

     IPC believes the IPC/IES merger further benefits its customers as a result of the Alliant Energy Merger as noted by the Commission in its May 9, 1997 Order in Docket No. 96-1022. For the reasons stated above, Applicant respectfully requests the Commission to issue an order approving this Application. Specifically, Applicant requests the Commission to issue an order as follows:

     A. Pursuant to Section 7-102 authorizing IPC to merge with IES, renamed as IP&L, becoming the surviving entity subject to the Act, all as set forth in this Application;

     B. Pursuant to Section 7-204, authorizing IPC to reorganize as set forth in this Application;

     C. Pursuant to Sections 7-101(3), 7-102(f) and (g), and 7-204A, authorizing Applicant to engage in the non-exempt transactions with affiliated interests as set forth in this Application;

     D. Pursuant to Section 6-108, finding that no fees are due under Section 6-108;

     E. Pursuant to Section 7-102(f), authorizing IP&L to assume the liabilities of IPC;

     F. Pursuant to Section 6-103, authoring the capitalization of IP&L for purposes of the merger;

     G. IP&L should not be required to make any payments pursuant to Section 7-202;

     H. Pursuant to Section 8-508 authorizing the discontinuance by IPC of public utility service in Illinois, such discontinuance to be effective at the time of the merger;

     I. Pursuant to Section 8-406, generally transferring to IP&L all certificates of public convenience and necessity issued by the Commission pursuant to Section 8-406(b), or any similar provision of predecessor statutes, to IPC;

     J. Pursuant to Section 7-201, transferring to IP&L all franchises, licenses, permits or rights held by IPC pursuant to Section 7-201 at the effective time of the merger;

     K. Pursuant to Section 83 Ill. Adm Code ss. 250.25 and 250.45, waiving the obligation of IP&L to maintain in the state of Illinois those records required by Section 5-105;

     L. Pursuant to Section 83 Ill. Adm Code ss. 410.30, waiving the obligation of IP&L to maintain in the state of Illinois those records required by 83 Ill. Adm Code Part 410;

     M. Pursuant to Section 83 Ill. Adm Code ss. 500.30, waiving the obligation of IP&L to maintain in the state of Illinois those records required by 83 Ill. Adm. Code Part 500;

     N. Pursuant to Section 83 Ill. Adm. Code ss. 440, et seq., granting IP&L a small utility exemption; and

     O. Authorizing Applicant's performance of such other and further actions or transactions which are not contrary to the Act or the rules of the Commission, or inconsistent with this Application, as may be necessary and appropriate to carry out the actions and transactions proposed by this Application.

Respectfully submitted,




---------------------------
Kent M. Ragsdale
Managing Attorney

Alliant Energy Corporate Services Inc.
200 First Street S.E.
P. 0. Box 351
Cedar Rapids, Iowa 52406

Leslie P. Recht
Defrees & Fiske
200 South Michigan Avenue
Suite 1100
Chicago, Illinois 60604

Attorneys for Interstate Power Company